                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  Schedule 13G

                                 Amendment No.1

                   Under the Securities Exchange Act of 1934

                       Franklin Principal Maturity Trust
                       ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   35459D103
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement.
                                      (__)

         The information required in the remainder of this cover page (except any items to which the form provides a cross- reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

- -------------------------------------------------------------------------------
                                   CUSIP No.
                                   35459D103
- -------------------------------------------------------------------------------
1)       Names of Reporting Person

                         Lehman Brothers Holdings Inc.
               S.S. or I.R.S. Identification No. of Above Person
                                  13-3216325

- -------------------------------------------------------------------------------
2)       Check the Appropriate box if a Member of a Group

         (a)     (_X_) Sole
         (b)     (___) Joint Filing

- -------------------------------------------------------------------------------
3)       SEC Use Only



- -------------------------------------------------------------------------------
4)       Citizenship or Place of Organization

                                    Delaware

- -------------------------------------------------------------------------------
Number of Shares Beneficially
Owned by Each Reporting Person With:               5)  Sole Voting Power

                                                         589,722

                                                   6)  Shared Voting Power

                                                         0

                                                   7)  Sole Dispositive Power

                                                         589,722

                                                   8)  Shared Dispositive Power

                                                         0
- -------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

                                  589,722
- -------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (___)
- -------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9


                    2.88%

- -------------------------------------------------------------------------------

12)      Type of Reporting Person

                    HC/CO

- -------------------------------------------------------------------------------

Item 1(a).       Name of Issuer:  Franklin Principal Maturity Trust

Item 1(b).       Address of Issuer's Principal Executive Offices:

                          777 Mariners Island Boulevard
                          San Mateo, CA
                          94404-1585

Item 2(a).       Name of Person Filing:

                          Lehman Brothers Holdings Inc.

Item 2(b).       Address of Principal Business Office:

                          3 World Financial Center
                          New York, NY  10285

Item 2(c).       Citizenship or Place of Organization:

                          See Item 4 of cover pages

Item 2(d).       Title of Class of Securities:

                          Common Stock

Item 2(e).       CUSIP Number:

                          35459D103

Item 3. Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

                 The person filing this statement Lehman Brothers Holdings Inc., a parent holding company in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.          Ownership

                 (a)      Amount Beneficially Owned as of: December 31, 1994:

                 (b)      Percent of Class:

                          See Item 11 of cover pages


                 (c)      Number of shares as to which such person has:

                          (i)     sole power to vote or to direct the vote

                          (ii)    shared power to vote or to direct the vote

                          (iii)   sole power to dispose or to direct the
                                  disposition

                          (iv) shared power to dispose or to direct the disposition

                                  See Items 5-8 of cover pages

Item 5.          Ownership of Five Percent or Less of a Class

                          This statement is being filed to report that as of
                 December 31, 1994 the Reporting Persons have ceased to be the beneficial owners of more than 5% of the class of securities covered by this report.

Item 6.          Ownership of More than Five Percent on Behalf of Another Person

                          Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company

                          Lehman Brothers Inc. is the relevant subsidiary.

Item 8.          Identification and Classification of Members of the Group

                          Not Applicable.

Item 9.          Notice of Dissolution of Group

                          Not Applicable.

Item 10.         Certification

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  December 31, 1994



                                               LEHMAN BROTHERS HOLDINGS INC.


                                               By:  /s/ Karen C. Manson
                                                  --------------------------
                                                    Name:  Karen C. Manson
                                                    Title: Vice President
                                                           Assistant Secretary





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
                                                                   Attachment 1


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Franklin Principal Maturity Trust
(Name of Issuer)

Common Stock Offered in Units with Warrants of Cytogen Corp.
(Title of Class of Securities)

35459D103000
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
( x )

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.
35459D103000


1)  Names of Reporting Person

Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person
13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        1,710,000

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        1,710,000

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        1,710,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)


11)  Percent of Class Represented by Amount in Row 9

     8.35%

12)  Type of Reporting Person

BD

CUSIP No.
35459D103000

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person
13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        1,710,000

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        1,710,000

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        1,710,000

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     8.35%



12)  Type of Reporting Person

HC/CO

CUSIP No.
35459D103000


1)  Names of Reporting Person

American Express Company
S.S. or I.R.S. Identification No. of Above Person
13-4922250


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
New York

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        1,710,000

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        1,710,000

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        1,710,000

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

(___)



11)  Percent of Class Represented by Amount in Row 9

     8.35%



12)  Type of Reporting Person

HC/CO

Item 1(a).  Name of Issuer:  Franklin Principal Maturity Trust

Item 1(b).  Address of Issuer's Principal Executive Offices:

    777 Mariners Island Boulevard
    San Mateo, CA 94404-1585

Item 2(a).  Name of Person Filing:

Lehman Brothers Inc.
Lehman Brothers Holdings Inc.
American Express Company

Item 2(b).  Address of Principal Business Office:

3 World Financial Center
New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Common Stock Offered in Units with Warrants of Cytogen Corp.

Item 2(e).  CUSIP Number:

35459D103000

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The persons filing this statement are Lehman Brothers Inc., a Broker/Dealer registered under Section 15 of the Act, and Lehman
Brothers Holdings Inc. and American Express Company, parent holding companies in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1993

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding
Company

See Exhibit 1

Item 8.  Identification and Classification of Members of the Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

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Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  December 31, 1993

LEHMAN BROTHERS INC.



By: /s/ Karen C. Manson
    --------------------
Name:   Karen C. Manson
Title:  Senior Vice President
Secretary


LEHMAN BROTHERS HOLDINGS INC.



By: /s/ Karen C. Manson
    --------------------
Name:  Karen C. Manson
Title: Vice President
Assistant Secretary


AMERICAN EXPRESS COMPANY



By: /s/ Karen C. Manson
    --------------------
Name:  Karen C. Manson
Title: Authorized Representative





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Exhibit Index



Exhibit I   Identification and Classification of Relevant
            Subsidiaries

Exhibit II  Statement of Lehman Brothers Inc.

Exhibit III Statement of Lehman Brothers Holdings Inc.

Exhibit IV  Statement of American Express Company





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